Gladstone Commercial Corporation Announces Common Stock Offering

MCLEAN, Va., June 9, 2011 /PRNewswire/ -- Gladstone Commercial Corporation (NASDAQ: GOOD) (the "Company") today announced that it plans to sell 1,000,000 shares of its common stock in an underwritten public offering.The Company also plans to grant the underwriters a 30-day option to purchase up to 150,000 additional shares of common stock on the same terms and conditions to cover over-allotments, if any. Janney Montgomery Scott LLC is serving as the sole book-runner and lead manager for the offering. BB&T Capital Markets, a division of Scott & Stringfellow, LLC, J.J.B. Hilliard, W.L. Lyons, LLC and Wunderlich Securities, Inc. are serving as co-managers.

(Logo: http://photos.prnewswire.com/prnh/20101005/GLADSTONECOMMERCIAL )

The Company intends to use the net proceeds from this offering to acquire additional properties, repay existing indebtedness (including a portion of the outstanding balance of its line of credit) and for general corporate purposes.

The offering is being conducted as a public offering under the Company's effective shelf registration statement filed with the Securities and Exchange Commission (File No. 333-169290). To obtain a copy of the prospectus and the preliminary prospectus for this offering, please contact: Janney Montgomery Scott LLC, 60 State Street, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@janney.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Gladstone Commercial Corporation is a publicly-traded real estate investment trust that focuses on investing in and owning triple-net leased industrial and commercial real estate properties and selectively making long-term mortgage loans.

All statements contained in this press release, other than historical facts, may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company's business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption "Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 8, 2011 and our other filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Relations, Gladstone Commercial Corporation, +1-703-287-5893